CONSENT AND AGREEMENT

Reference is made to that certain Credit Agreement, dated as of February 28, 2007, among Earth LNG, Inc., a Texas corporation (“Earth Texas”), the other Loan Parties thereto, the Lenders party thereto, and Fourth Third LLC, a Delaware limited liability company, in its individual capacity and as Agent for the Lenders (as amended or modified to date, the “Credit Agreement”).

Earth Texas, as current Borrower under the Credit Agreement, has proposed to Agent and Lenders that it be permitted to transfer all, or substantially all, of its assets to a new created wholly-owned Subsidiary of Earth Texas, namely, New Earth LNG, LLC, a Delaware limited liability company (“New Earth”) in conjunction with and to facilitate a share exchange being contemplated to occur between and among Earth Texas, EBOF and PNG Ventures, Inc. with respect to the membership interests in of New Earth owned by Earth Texas (the “Share Exchange”), which Share Exchange requires, and is to be the subject of, a separate consent from Agent and Lenders, after which Earth Texas further proposes that it be released from its obligations under the Credit Agreement and the other Loan Documents (the “Release”).  In connection with the foregoing, Earth Texas hereby certifies to Agent and Lenders that, as of the date hereof, all (or substantially all) of its assets include, and are limited to, its membership interests in its two direct Subsidiaries, namely, (1) Applied LNG Technologies USA, L.L.C. and (2) Arizona LNG, L.L.C. (herein, the “Transferred Assets”).  The Transferred Assets constitute part of the Collateral.  The Agent and Lenders consent to the transfer of the Transferred Assets by Earth Texas to New Earth (the “Transfer”) and to the Release, provided, however, that, and subject to the following:

(A)           The Transfer is made subject to all existing liens and security interests of the Agent and the Lenders in the Transferred Assets as part of the Collateral.

(B)           The Transfer is made, and becomes effective, only in conjunction with, and not before, the Share Exchange occurs.

(C)           The Release is made, and becomes effective, only in conjunction with, and not before both the Share Exchange, the Transfer and the Assumption (defined below) occur.

(D)           Effective with the Transfer occurring, New Earth automatically, without necessity of further word or deed, but for its signature to this instrument, shall assume all Obligations (as defined in the Credit Agreement) of Earth Texas, shall acknowledge the prior grant of, its taking subject to, and its re-grant of liens and security interests to Agent in all the Transferred Assets,  and shall  become  bound by all terms and conditions of the Credit Agreement, the Guarantee and Collateral Agreement  and all the other Loan Documents (including any amendments and restatements thereof occurring as part of the Share Exchange) to which Earth Texas as Borrower, Grantor or otherwise, is now party s as fully and completely as if New Earth were the “Borrower” thereunder ab initio (the “Assumption”).

Witness our hands as of June 26, 2008.

FOURTH THIRD LLC

By: /s/ Seth R. Taube

      Name: Seth R. Taube
                                       Title: Authorized Signatory

EARTH LNG, INC.

By: /s/ Dennis G. McLaughlin, III

      Name: Dennis G. McLaughlin, III
                                       Title: Chief Executive Officer

NEW EARTH LNG, LLC

By: /s/ Kevin Markey

      Name: Kevin Markey
                                       Title: President